Exhibit 5.01

                                       [WALGREENS LOGO]
                                       Walgreen Co.
                                       200 Wilmot Road
                                       Deerfield, Illinois 60015


                                       January 8, 1997



Walgreen Co.
200 Wilmot Road
Deerfield, Illinois  60015


Dear Ladies and Gentlemen:

     I have acted as counsel for Walgreen Co., an Illinois corporation (the "Company"), in connection with the registration of 8,307,314 shares of the Company's Common
Stock (the "Shares") and the related Preferred Share
Purchase Rights (the "Rights"), on a Registration Statement on Form S-8 (the "Registration Statement") filed with the
Securities and Exchange Commission. The Shares and Rights are issuable in connection with the Company's Executive
Stock Option Plan (the "Plan"). I have examined such records and documents as I have deemed necessary for the purpose of this opinion.

     Based upon the foregoing, I am of the opinion that the Shares and Rights have been duly authorized and, when issued and delivered in accordance with the terms of the Plan, will be validly issued, fully paid and non-assessable.

     I consent to the filing of this opinion as Exhibit 5.01 to the Registration Statement.


                                   Very truly yours,


                                   /s/ Julian A. Oettinger
                                   Julian A. Oettinger
                                   Vice President, Secretary
                                      and General Counsel